UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2015

VAPE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-163290	90-0436540
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

21822 Lassen St., Suite A

Chatsworth, CA 91311

(Address of principal executive office)

1-877-827-3959

(Registrant's telephone number, including area code)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 1, 2015, Vape Holdings, Inc. (the “Company”), a Delaware corporation, entered into a Share Exchange Agreement with BetterChem Consulting, Inc. (“BetterChem”), a Pennsylvania corporation, and its sole shareholder and the Company’s current Chief Science Officer Dr. Mark Scialdone (“Dr. Scialdone”), whereby the Company acquired a controlling 80% interest in BetterChem from Dr. Scialdone in exchange for up to 400,000 shares of the Company’s restricted common stock (the “Shares”). In consideration for the issuance of the Shares to Dr. Scialdone, the Company is acquiring 80 shares of the common stock of BetterChem which represents 80% of the issued and outstanding shares of BetterChem. Dr. Scialdone will retain a 20% interest in BetterChem. The Share Exchange Agreement transaction closed concurrently with its execution on July 1, 2015 (the “Closing”) and was approved by Unanimous Written Consent of the Board of Directors (the “Board”) of the Company on the same date.

The up to 400,000 Shares to be issued to Dr. Scialdone will be subject to the following terms:

1.	At Closing, Dr. Scialdone shall transfer 80 shares of BetterChem representing 80% of the issued and outstanding shares of BetterChem to the Company in exchange for 250,000 Shares.

2.	Due to the uncertain nature of the valuation of BetterChem, a privately held consulting business, the parties have agreed that Dr. Scialdone shall have a nonassignable contingent contractual right to receive additional Shares contingent on the future gross revenues of BetterChem as follows:

a.	On the one year anniversary of the Closing, Dr. Scialdone shall be entitled to an additional 75,000 Shares if BetterChem has generated at least $100,000 in gross revenues beginning on the date of Closing and up to the one year anniversary of the Closing. The additional stock issuance will be calculated on a pro rata basis (i.e. If BetterChem only generates $50,000 in gross revenues in the first year then Dr. Scialdone will be entitled to only 37,500 Shares).

b.	On the two year anniversary of the Closing, Dr. Scialdone shall be entitled to an additional 75,000 Shares if BetterChem has generated at least $100,000 in gross revenues beginning on the one year anniversary of the Closing up to the two year anniversary of the Closing Date. The additional stock issuance will be calculated on a pro rata basis (i.e. If BetterChem only generates $50,000 in gross revenues in the second year then Dr. Scialdone will be entitled to only 37,500 Shares).

3.	In the event of a change in control of BetterChem or a sale of all or substantially all of the assets of BetterChem during the two year period, the additional 150,000 Shares set forth in Section 2 shall automatically vest and be payable in full to Dr. Scialdone. and any salary compensation due Dr. Scialdone under the 2 year term of his employment agreement with the Company dated May 1, 2015, or extensions of that Employment Agreement which the parties may thereafter execute, shall be accelerated and shall be due and payable in full within 30 days of the event of change in control of BetterChem.

In connection with the Share Exchange Agreement, on July 1, 2015, Dr. Scialdone and the Company entered into an Intellectual Property Rights Transfer Agreement (the “I.P. Agreement”) whereby Dr. Scialdone agreed to transfer and assign to Company the entire right, title and interest in and to any and all intellectual property in which Dr. Scialdone has a right to convey an interest, including intellectual property conceived, developed, reduced to practice, assigned or acquired by Dr. Scialdone prior to the Effective Date of this Agreement as well as intellectual property held, conceived, developed, reduced to practice, assigned or acquired by BetterChem (hereinafter referred to as “Background Intellectual Property”).

The foregoing description of the Share Exchange Agreement and I.P. Agreement are qualified in their entirety by reference to the complete terms of the agreements, the forms of which are attached hereto as Exhibits 10.1, and 10.2, respectively, and which are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

See the disclosures made in Item 1.01, which are incorporated herein by reference. The Shares were issued in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D. The transaction did not involve a public offering, the sale of the securities was made without general solicitation or advertising, there was no underwriter, and no underwriting commissions were paid.

Item 8.01 Other Events.

On July 1, 2015, the Company issued a press release regarding the acquisition of BetterChem.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Share Exchange Agreement by and between Vape Holdings, Inc. and BetterChem Consulting, Inc., dated July 1, 2015.

10.2	Intellectual Property Rights Transfer Agreement by and between Vape Holdings, Inc. and Dr. Mark Scialdone, dated July 1, 2015.

99.1	Press Release issued by Vape Holdings, Inc., dated July 1, 2015 regarding the acquisition of BetterChem.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VAPE HOLDINGS, INC.

Dated: July 1, 2015	By:	/s/ Kyle Tracey
Kyle Tracey
Duly Authorized Officer, Chief Executive Officer

3